F2 BROADCAST NETWORK, INC.

                       ACTION IN WRITING BY SOLE DIRECTOR
                                       AND
                   AMENDMENT OF THE ARTICLES OF INCORPORATION
                                       OF
                           F2 BROADCAST NETWORK, INC.
                               (a Nevada Company)

      The undersigned Director, being sole Director of F2 Broadcast Network, Inc., hereby adopts the following resolution without a meeting pursuant to NRS 78.315, to-wit:

      RESOLVED, that the Board of Directors hereby declare it advisable and in the best interest of the Corporation that the total number of shares of all classes of stock which the corporation shall have authority to issue is ONE BILLION FIVE HUNDRED MILLION (1,500,000,000) shares of which ONE BILLION FOUR HUNDRED FIFTY MILLION (1,450,000,000) shares shall be Common Stock, without par value, and FIFTY MILLION (50,000,000) shares shall be Serial Preferred Stock, without par value.

      BE IT FURTHER RESOLVED, that by inclusion of this Resolution and Amendment with the Articles of Incorporation of this corporation in the corporation's record book the Articles of Incorporation will be considered to reflect the wording contained herein.


                                                        DIRECTOR


                                                        /s/ Jennifer Merhib
                                                        -------------------
                                                        Jennifer Merhib



Dated:June 9, 2004